Exhibit 4.8

EXECUTION COPY

GUARANTY

GUARANTY, dated as of August 3, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”), made by Globant S.A., a Luxembourg société anonyme having its registered office at 37A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 173727 (the “Guarantor”), in favor of HSBC Bank USA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Globant, LLC (the “Borrower”), the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make extensions of credit and other financial accommodations to the Borrower, subject to the terms and conditions thereof;

WHEREAS, as a condition precedent to the making of the initial extensions of credit and the other financial accommodations to the Borrower under the Credit Agreement, the Guarantor is required to execute and deliver this Guaranty; and

WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty and will receive direct and indirect benefits by reason of the extensions of credit and the other financial accommodations made from time to time to the Borrower by the Lenders;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees with the Administrative Agent, for its benefit and the benefit of each other Secured Party, as follows:

ARTICLE I
Definitions

Section 1.1           Certain Terms. The following terms (whether or not underscored) when used in this Guaranty (including its preamble and recitals) shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” has the meaning set forth in the preamble.

“Borrower” has the meaning set forth in the first recital.

“Credit Agreement” has the meaning set forth in the first recital.

“Discharge of Obligations” has the meaning set forth in Section 2.3.

“Guarantor” has the meaning set forth in the preamble.

“Guaranty” has the meaning set forth in the preamble.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 1.2           Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE II
Guaranty

Section 2.1           Guaranty. The Guarantor hereby unconditionally, absolutely and irrevocably guarantees as primary obligor and not merely as surety to the Administrative Agent for the benefit of the Secured Parties, the full and prompt payment and performance when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a)) of the Secured Obligations.

This Guaranty constitutes a guaranty of payment when due and not merely of collection and shall apply to all Secured Obligations whenever arising. The Guarantor hereby specifically and unconditionally agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower, any other Loan Party or any Collateral before or as a condition to the obligations of the Guarantor hereunder. Notwithstanding any term or provision of this Guaranty to the contrary, (a) the aggregate maximum amount of the Secured Obligations for which the Guarantor shall be liable under this Guaranty shall not exceed the maximum amount for which the Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to the Guarantor, void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer; and (b) the Secured Obligations, as to the Guarantor, shall not include any Excluded Swap Obligations.

Section 2.2           Acceleration of Guaranty. The Guarantor agrees that, if any Event of Default under clause (h) or (i) of Section 7.1 of the Credit Agreement shall occur or the Loans are declared due and payable, the Guarantor will, automatically and without the requirement that any demand for payment be made, pay to the Administrative Agent for the account of the Secured Parties forthwith the full amount of the Secured Obligations that are then due and payable and for purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower or otherwise) preventing such declaration as against the Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of this Guaranty.

Section 2.3           Guaranty Absolute. This Guaranty is a continuing, absolute, unconditional and irrevocable guaranty of payment and shall remain in full force and effect until (i) all the Secured Obligations under the Loan Documents (other than unasserted contingent indemnification obligations) have been paid in full in cash and (ii) all Commitments shall have expired or irrevocably terminated (the occurrence of clauses (i) and (ii), the “Discharge of Obligations”). The Guarantor guarantees that the Secured Obligations will be paid strictly in accordance with the terms of the agreement under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Guarantor under this Guaranty and the validity and enforceability of this Guaranty, shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following:

(a)          any lack of validity, legality or enforceability of any Loan Document or any other agreement or instrument relating to any thereof;

(b)          the failure of any Secured Party:

(i)          to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Loan Party or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or

(ii)         to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Secured Obligations;

(c)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any compromise, renewal, extension, acceleration or release with respect thereto, or any other amendment or waiver of or any consent to departure from any Loan Document;

(d)          any addition, exchange, release, impairment or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Secured Obligations;

(e)          any defense, setoff or counterclaim which may at any time be available to or be asserted by the Borrower or any other Loan Party against any Secured Party;

(f)           any reduction, limitation, impairment or termination of the Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Secured Obligations or otherwise; or

(g)          any other circumstances (other than the Discharge of Obligations) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower or any other Loan Party, including as a result of any proceeding of the nature referred to in Section 7.1(i) of the Credit Agreement;

all whether or not the Guarantor shall have had any notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (g). It is agreed that the Guarantor’s liability hereunder is several and independent of any other guarantees or other obligations not arising under this Guaranty at any time in effect with respect to the Secured Obligations or any part thereof and that the Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations not arising under this Guaranty or any provision of any Applicable Law purporting to prohibit payment by the Borrower or any other Loan Party of the Secured Obligations in the manner agreed upon by the Borrower and the Administrative Agent or any other holder of Secured Obligations. The Guarantor hereby waives any right to revoke this Guaranty as to any future transaction giving rise to any Secured Obligation.

Section 2.4           Reinstatement, etc. This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Discharge of Obligations. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this Section 2.4 shall survive the termination of this Guaranty.

Section 2.5           Waiver. The Guarantor hereby waives, to the extent permitted under Applicable Law, presentment, protest, promptness, diligence, demand, action, delinquency, notice of acceptance and any other notice with respect to any of the Secured Obligations and this Guaranty, including but not limited to the extension or continuation of the Secured Obligations or any part thereof, and any requirement that any Secured Party protect, secure, perfect or insure any Lien on any property or exhaust any right or take any action against the Borrower, any other Loan Party or any other Person (including any other guarantor of the Secured Obligations) or any collateral securing the Secured Obligations.

Section 2.6           Waiver of Subrogation. The Guarantor hereby irrevocably waives to the extent permitted by Applicable Law, until the Discharge of Obligations, any claim or other rights which it may now or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration or indemnification, and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Loan Party or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract or Applicable Law. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for, the Secured Parties, and shall forthwith be paid to the

Administrative Agent on behalf of the Secured Parties to be credited and applied against the Secured Obligations, whether matured or unmatured. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 2.6 is knowingly made in contemplation of such benefits.

Section 2.7           Payments; Payments Free of Taxes. All payments made by the Guarantor hereunder shall be made in Dollars, in immediately available funds, without deduction, setoff or counterclaim to an account designated by the Administrative Agent from time to time and shall be free and clear of all Taxes except as provided in Section 2.17 of the Credit Agreement.

Section 2.8           Condition of Borrower. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Guarantor requires, and that none of the Secured Parties has any duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 2.9           Keepwell. To the extent the Guarantor is a Qualified ECP Guarantor, Grantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Borrower or any other Person to honor all of its obligations under its Guaranty in respect of Swap Obligations; provided that such Qualified ECP Guarantor shall be liable under this Section 2.9 only for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.9, or otherwise under this Guaranty, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of such Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been paid and performed in full (other than unasserted contingent indemnification liabilities). Such Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) the Commodity Exchange Act.

ARTICLE III
Representations And Covenants

Section 3.1           Representations and Warranties. The Guarantor represents and warrants to the Administrative Agent for the benefit of the Secured Parties that each of the representations and warranties made by the Borrower in respect of such Guarantor in Article III of the Credit Agreement is true with the same force and effect as if made by the Guarantor.

Section 3.2           Covenants. The Guarantor agrees to comply with all the applicable covenants contained in the Credit Agreement and the other Loan Documents.

ARTICLE IV
Miscellaneous

Section 4.1           Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 1.3 and Article IX thereof.

Section 4.2           Amendments; Successors and Assigns.

(a)          No amendment to or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor herefrom, shall be effective unless the same shall be in writing and signed by the Guarantor and the Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

(b)          This Guaranty shall be binding upon the Guarantor and its successors, transferees and assignees, and shall inure to the benefit of and be enforceable by the Administrative Agent and each other Secured Party and their respective successors and assigns; provided that, the Guarantor may not assign its obligations hereunder without the prior written consent of the Administrative Agent.

Section 4.3           Addresses for Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic communication as follows:

(a)          if to the Guarantor, to it at to it at 875 Howard Street, Suite 320, San Francisco, CA 94103, Attention: General Counsel /Chief Financial Officer / Treasurer (Telephone No. (877) 215-5230 ext. 18083/19763; E-mail: alejandro.scannapieco@globant.com with copies to matias.corvalan@globant.com and gcoffice@globant.com), with a copy to Sistemas Globales S.A., Ing. Butty 240, Laminar Tower, 9th Floor, Ciudad Autónoma de Buenos Aires, 1001, Argentina, Attention: General Counsel /Chief Financial Officer / Treasurer;

(b)          if to the Administrative Agent, to HSBC Bank USA, N.A. at HSBC Bank USA, National Association, Corporate Trust and Loan Agency, 452 5th Avenue (8E6), New York, NY 10018, (Telecopy No. 917-229-6659; Telephone No. 212-525-7253, E-mail: ctlany.loanagency@us.hsbc.com);

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, shall be effective as provided in Section 9.1(b) of the Credit Agreement. Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other party hereto.

Section 4.4           No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The Administrative Agent and each other Secured Party shall have all remedies available at law or equity, including without limitation, the remedy of specific performance for any breach of any provision hereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or equity.

Section 4.5           Right to Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each other Secured Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such other Secured Party or any such Affiliate, to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty or any other Loan Document to such Lender, such other Secured Party or its respective Affiliates, irrespective of whether or not such Lender, such other Secured Party or such Affiliate shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such other Secured Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.

Section 4.6           Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.7           Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guaranty.

Section 4.8           Governing Law; Entire Agreement. This Guaranty and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guaranty and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principals law except Title 14 of Article 5 of the New York General Obligations law. This Guaranty and the other Loan Documents represent the entire agreement among the parties relating to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof

Section 4.9           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 4.10         Forum Selection and Consent to Jurisdiction. The Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any other Secured Party or any Related Party of the foregoing in any way relating to this Guaranty or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Guaranty or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Guaranty or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Guarantor or its properties in the courts of any jurisdiction. The Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 4.3. Nothing in this Guaranty or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 4.11         Waiver of Certain Claims. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, AND IN NO EVENT SHALL ANY INDEMNITEE BE LIABLE, ON ANY THEORY OF LIABILITY, FOR LOSS OF PROFITS, GOODWILL, REPUTATION, BUSINESS OPPORTUNITY OR FOR INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES

(AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN, OR THE USE OF THE PROCEEDS THEREOF. NO SECURED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 4.12         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

Section 4.13         Service of Process. The Guarantor hereby irrevocably consents to service of process in the manner provided for notices in Section 4.3.  Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable laws. The Guarantor hereby irrevocably appoints Globant, LLC (the “Process Agent”), with an office on the Effective Date at 650 Fifth Ave, Suite 1001, New York, NY 10019, as its agent and true and lawful attorney-in-fact in its name, place and stead to receive and forward on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York relating to this Guaranty or any other Loan Document, and the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Guarantor shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as the Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. The Guarantor shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this Section 4.13 in full force and effect and to cause the Process Agent to act as such.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date and year first above written.

GLOBANT S.A.

By:	/s/ Martin Migoya
	Name:	Martin Migoya
	Title:	Chairman of the Board of Directors

Signature Page to Guaranty

Acknowledged and Accepted:

HSBC Bank USA, N.A.,
as Administrative Agent

By:	/s/ Vanessa Printz
	Name:	Vanessa Printz
	Title:	Senior Vice President 19402 Commercial Banking HSBCBank USA, N.A.

Signature Page to Guaranty